GONDWANA ENERGY, LTD.

Suite 700, One Executive Place, 1816 Crowchild Trail N.W., Calgary, Alberta, Canada, T2M 3Y7
______________________________________________________________________________

January 22, 2007

AB APOFAS OY
Kiviaidanankatu 2B, Tammerfors 33250, Finland

Attention:        Board of Directors

Dear Sirs/Mesdames:

Re:

Option to Acquire certain Assets by Gondwana Energy, Ltd. (the "Optionee")
from Ab Apofas Oy (the "Optionor")
OPTION TO PURCHASE ASSETS

          The Optionor owns various mineral property concessions registration interests located in northern Finland and, in particular, however, without limitation, being comprised of: (i) the Optionor's current 100% legal, registered and beneficial ownership in and to five mineral property concession registration interests (claim reservations with concession code:) which are better known and described as registration numbers "200116", "200118", "200682", "200682" and "200684"; (ii) together with any and all existing data, intellectual property and technical support in the possession or control of the Optionor and respecting each of the subject mineral property concession registration interests and their related projects; and (iii) together with the Optionor's within agreement to turn such mineral property concessions registration interests into mineral claims during the continuance of this letter agreement and any formal agreement derived herefrom (herein, collectively, the "Assets"). For the purposes of this letter agreement (the "Agreement"), the Optionee and the Optionor are hereinafter also referred to as a "Party", as the context so requires; and the Parties hereby expressly acknowledge and agree that Mr. Peter Lofberg is also a director and/or shareholder of each Party hereto; the non-independence of which will be dealt with the Board of Directors of both Parties in due course.

          The purpose of this Agreement is to set forth the mutual intentions and understandings of the Parties regarding the within granting by the Optionor to the Optionee of an exclusive option to acquire, subject to the "Royalty" (as hereinafter defined) provided for herein, a 100% legal and beneficial interest in and to the unencumbered Assets (the "Option"). This Agreement is not a letter of intent but a binding agreement imposing obligations on the Parties and acknowledging that this Agreement supersedes and replaces all prior agreements or understandings between the Parties hereto.

          It is acknowledged that the Optionee has been provided with certain information which describes the business, assets, financial and operating history and condition and prospects of the Optionor and its Assets (such information is herein referred to, collectively, as the "Disclosure Information"). The transaction summarized in this Agreement assumes that the Disclosure Information is accurate and complete in all material respects and that the Optionee is relying on such Disclosure Information as a condition of its providing and entering into this Agreement with the Optionor with respect to its proposed Option.

1.          Option transaction.

1.1        Option to purchase the Assets: In order to keep the right and Option granted to the Optionee in respect of the Assets in good standing and in force and effect during the Option period hereof (the "Option Period"); the Option Period being a period of four years from the "Effective Date" (as hereinafter defined) hereof; in order to obtain 100% interest in properties the Optionee shall be obligated to pay to the order and direction of the Optionor the following non-refundable cash payments (each an "Option Price Non-Refundable Payment") in the aggregate of Euros $1,000,000 during the Option Period and in the following manner:

  an initial Option Price Non-Refundable Payment of Euros $150,000.00 on or before April 1, 2007;

  an additional Option Price Non-Refundable Payment of Euros $150,000.00 on or before April 1, 2008;

  a further Option Price Non-Refundable Payment of Euros $300,000.00 on or before April 1, 2009; and

  the final Option Price Non-Refundable Cash Payment of Euros $400,000.00 on or before the end of the Option Period.

1.2        Termination of Option: The Option shall terminate upon five-calendar days' prior written notice being first being provided by the Optionor to the Optionee if the Optionee fails to make any of the required Option Price Non-Refundable Payments to the order and direction of the Optionor in accordance with section 1.1 hereinabove within the time periods specified in section 1.1.

1.3        Right of Optionee to terminate Option: Prior to the exercise of the Option the Optionee may terminate the Option by providing a notice of termination to the Optionor in writing of its desire to do so at least five calendar days prior to its decision to do so. After such five-calendar days' period the Optionee shall have no further obligations, financial or otherwise, under this Agreement, except that the provisions of section 1.5 hereinbelow shall become immediately applicable to the Optionee upon providing such notice of termination to the Optionor.

1.4        Termination of Option and no interest acquired in the Assets: If the Option is so terminated in accordance with either of sections 1.2 or 1.3 hereinabove, then the Optionee shall have no right, entitlement or interest, legally or equitably, in and to any of the Assets, and any Option Price Non-Refundable Payment(s)theretofore made to the order and the direction of the Optionor by the Optionee shall continue to be non-refundable for which the Optionee shall have no recourse whatsoever as well as full interest to the properties with all claims in good standing at least for 12 month at the optionees expense.

1.5        Obligations upon termination of the Option: If the Option is terminated, otherwise than upon the exercise thereof, then the Optionee shall deliver at no cost to the Optionor, within 30 calendar days of such termination, all originals and all copies of any materials comprising the Assets and including, without limitation, all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the interests comprising the Assets and not theretofore already furnished to the Optionor.

1.6        Deemed exercise of Option: At such time as the Optionee has made each of the required Option Price Non-Refundable Payments in accordance with section 1.1 hereinabove, within the Option Period and the time periods as specified in section 1.1, then the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, in accordance with the terms and conditions of this Agreement and without any further act required on its behalf, acquired, subject to the underlying "Royalty" (as hereinafter defined), a 100% legal and beneficial and unencumbered interest in and to the Assets.

2.          Royalty.

2.1        Upon the due and complete exercise by the Optionee of the Option in accordance with the terms and conditions of this Agreement the Optionee will be obligated to pay to the Optionor an overriding royalty in connection with any substance which is produced and sold in relation to any interest comprising any Asset (each such interest being a "Property Interest" herein) equal to two percent (2%) of the gross proceeds received by the Optionee from the sale of any such substance from any such Property Interest (in each case being a "Royalty" herein). For the purposes of calculating and paying the subject Royalty the following provisions shall apply:

  the Optionee shall give notice to the Optionor of the date on which any substance is first mined or extracted from any of the mineral interests comprising the Property Interests;

  the amount of the Royalty payable to the Optionor shall be calculated by the Optionee each quarter and at the end of such quarter and shall be paid to the Optionor on or before the last day of the next following quarter. Any adjustments in the payment of the Royalty hereunder arising out of an audit referred to in paragraph "(g)" hereinbelow shall be made and paid at that time;

  for the purposes of calculating the amount of the Royalty payable to the Optionor hereunder only, if, after the date that any substance is first mined or extracted from any of the mineral interests comprising the Property Interests, the Optionee sells any substance to one of its subsidiaries or affiliates, and if the sale price of any such substance is not negotiated on an arm's length basis, the Optionee shall, for the purposes of calculating the Royalty only, and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of any such substance an amount which would be sufficient to make such sale price represent a reasonable net sale price for such substance as if negotiated at pertinent circumstances (including, without limitation, then current market conditions relating to the substance);

  the Optionee shall by notice inform the Optionor of the quantum of such reasonable net sale price and if the Optionor does not object thereto within 30 calendar days after receipt of such notice, said quantum shall be final and binding for the purposes of this paragraph;

  on or before the last day of each quarter of each year after any substance is first mined or extracted from any of the mineral interests comprising the Property Interests the Optionee shall deliver to the Optionor a statement indicating, in reasonable detail, as of the last day of the immediately preceding quarter, the calculation of the Royalty and the aggregate Royalty payable for such quarter;

  the Optionee agrees to maintain for each operation on any of the mineral interests comprising the Property Interests up-to-date and complete records relating to any substance and sale thereof and the Optionor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of the Agreement, to inspect such records and make copies thereof at its own expense for the purpose of verifying the amount of the Royalty payments to be made by the Optionee to the Optionor pursuant hereto. The Optionor shall have the right at its own expense to have such accounts audited by independent auditors once each year, and if the Optionor's audit reveals a shortfall of any nature whatsoever, the cost of such audit shall be borne by the Optionee;

  the Optionee shall have an audited statement prepared by its auditors for each year with respect to the Royalty payable to the Optionor hereunder, by the 31st day of March in the following year, and the Optionee shall forthwith deliver a copy of such statement to the Optionor; and

  all the Royalty payments shall be considered final and in full satisfaction of all obligations of the Optionee making the same in respect thereof if such payments or the calculations in respect thereof are not disputed by the Optionor within 60 calendar days after receipt by the Optionor of the audited statement referred to in paragraph "(g)" hereinabove. Any disputes under this paragraph shall be decided by arbitration as provided for in the Agreement.

3.          Due Diligence, Effective Date, Definitive Agreement, costs and finder's fee.

3.1        Optionee's Due Diligence Period: From the date of the Optionor's acceptance of this Agreement and until April 1, 2007 the Optionee may conduct due diligence investigations in respect of the Optionor and its Assets (such period in time being the "Optionee's Due Diligence Period" herein). For purposes of such investigations the Optionor will give to the Optionee and its agents and representatives on the Execution Date full access to its Assets and all books, records, financial and operating data and other information concerning the Assets as the Optionee and its agents and representatives may reasonably request. If, at any time during the Optionee's Due Diligence Period, the Optionee determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Optionee will notify the Optionor of such fact and thereupon this Agreement and the Option will terminate and the Parties hereto will have not further obligations hereunder except the obligations set forth in section 4 below. For the purposes of this Agreement, "Effective Date" means the day upon which the Optionee's Due Diligence Period ends hereunder.

3.2        Definitive Agreement: While the Optionee is conducting the Optionee's due diligence investigations described above the Optionor and the Optionee will negotiate in good faith to complete and execute a definitive agreement and related documentation (collectively, the "Definitive Agreement") setting out in detail the terms and conditions of the Option arising herefrom; such Definitive Agreement to be entered into on or before the final day of the Optionee's Due Diligence Period herein. The Definitive Agreement will incorporate the terms and conditions set out in this Agreement together with all other reasonable terms and conditions as the Parties or their legal advisors consider necessary or desirable, including standard representations, warranties and covenants, indemnities from the parties relating to such representations, warrants and covenants, and conditions to closing. In particular, and without limiting the generality of the foregoing, the parties shall structure the Option and negotiate the Definitive Agreement in a manner which is tax advantageous to each of the Parties hereto. If each of the Optionor and the Optionee are satisfied with the results of their due diligence investigations, it is intended that negotiations of the terms of the Definitive Agreement and execution of the Definitive Agreement will be effective on the Effective Date hereof; provided, however, that it is hereby acknowledged that the Agreement may be subject to the prior acceptance of the respective shareholders of Parties hereto and such regulatory authorities as may have jurisdiction over the affairs of the Parties hereto.

3.3        Costs: Each of the Parties will be responsible for all costs (including, but not limited to, legal fees and expenses) incurred by it in connection with the transactions contemplated hereby. The obligations of the Parties under this section will survive the termination of this Agreement. The optionee is responsible to pay all costs related to the claiming process including but not limited to stamp taxes, annual landowner compensations and government fees, any costs for consultants used in the claiming process and fair market compensation for the Optionors own time and work spent in the claiming process.

3.4        Finder's fee: The parties acknowledge and agree that, upon the execution of the Definitive Agreement, the Optionee will be obligated to pay a finder's fee to an arm's length third party comprised of the issuance from treasury by the Optionee to such finder of 400,000 restricted, fully paid and non-asssessable common shares in the capital of the Optionee.

4.          Closing.

4.1        Closing. The closing (the "Closing") of the within purchase and delivery of the Assets, together with all of the transactions contemplated by this Agreement, shall occur on the day which is five calendar days following the due and complete exercise of the Option herein in accordance with section 1.6 herein, or on such earlier or later closing date (the "Closing Date") as may be agreed to in advance and in writing by each of the Parties hereto, and will be closed at the offices of the Optionor, Suite 700, One Executive Place, 1816 Crowchild Trail N.W., Calgary Alberta, Canada, T2M 3Y7, at 2:00 p.m. (Calgary, Alberta, time) on the Closing Date. If the Closing Date has not occurred by April 30, 2010 this Agreement will be terminated and unenforceable unless the Parties hereto agree in writing to grant an extension of the Closing Date.

4.2        Copy of the Assets. The Optionor may retain one copy of the Assets for its internal use. The Optionor will not disclose the Assets or any portion thereof or any information or data that is a part thereof to any entity not a party to this Agreement without obtaining the Optionee's prior written consent. The Optionee may in its sole discretion withhold giving its consent to any such proposed disclosure.

5.          Disclosure and Exclusive dealings.

5.1        Due diligence. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Party, at all times subject to the confidentiality provisions hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to such documents and materials of the other Party as they, or their respective counsel, may deem reasonable and necessary to conduct an adequate due diligence investigation of each such Party, its respective operations and financial condition prior to the Closing Date.

5.2        Non-disclosure. Subject to the provisions hereinbelow, the Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Party's express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a Court or on a "need to know" basis to each of the Parties respective professional advisors. Notwithstanding the provisions of this section, the Parties agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

5.3        As soon as reasonably practicable after the execution date hereof and prior to the end of the Optionee's Due Diligence Period the Parties will use their best efforts to prevent public disclosure or knowledge of the transactions contemplated hereby, without the prior approval of the other, and will maintain the confidentiality of the negotiations regarding such transaction. The foregoing will not restrict or otherwise affect the right of any such Party to make or permit any disclosure:

  which, in its opinion, is reasonably necessary or desirable for it to carry out and give full effect to the terms, provisions and intent hereof and the transaction contemplated hereby;

  to consultants, legal advisors, financial institutions, business associates and others provided such disclosure is not intended for broad dissemination to the public;

  in the case of the Optionee, which the legal advisors for the Optionee advise is required or advisable to ensure compliance with applicable securities laws and regulations; or

  as may be required by law.

5.4        As an inducement to the Optionee to proceed with the due diligence investigations described above and to proceed with the preparation of the Definitive Agreement, the Optionor hereby agrees with the Optionee to deal exclusively and in confidence with the Optionee in respect of the matters set out herein and to take no action, directly or indirectly, which would impair the ability of the Optionor to complete the transactions contemplated hereby and, without limitation, hereby agrees and undertakes that, unless consented to in writing by the Optionee, it will not at any time prior to the earlier of the end of the Optionee's Due Diligence Period or the termination of the Option, if applicable, enter into, negotiate, solicit or knowingly encourage or participate in, any negotiations or discussions relating to any disposition of all or any interest in and to any of its Assets.

6.          General provisions.

6.1        Assignment and amendment. No Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its interest herein without the prior written consent of the other Party hereto. This Agreement and any provision thereof may only be amended in writing and only by duly authorized signatories of each of the respective Parties hereto.

6.2        Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed under the provisions of the British Columbia Commercial Arbitration Act and the rules and procedures promulgated thereunder (collectively, the "Arbitration Rules"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Rules. The chairperson shall fix a time and place in Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and presentations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Rules or this section. After hearing any evidence and presentations that the Parties may submit, the arbitrators shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The award only shall be for the direct actual damages incurred by the Party and shall not include any indirect, special, exemplary, or punitive damages whether based on breach of contract, tort or other theory of law. The expense of the arbitration shall be paid as specified in the award. The Parties agree that the award of a majority of the arbitrators shall be final and binding upon each of them.

6.3        Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

6.4        Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

6.5        Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and assigns.

6.6        Applicable law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable therein.

6.7        Further assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

6.8        Severability and construction. Each article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

6.9        Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the effective execution date as set forth on the front page of this Agreement.

          Acceptance and execution.

          Please confirm that this Agreement accurately sets forth your understanding of the terms of the proposed transaction and the other matters discussed herein, by signing a copy of this Agreement below and returning it to us. Upon our receipt we confirm that we will immediately seek Board approval to the general terms of this Agreement and move forward with our due diligence investigations respecting the Optionor and its Assets. As the terms and conditions respecting our proposed offer to acquire an Option as set forth in this Agreement are extremely sensitive and confidential, we confirm that the contents of this Agreement should not be disclosed to any third party without our prior written approval. In addition, and as we are now ready, willing and able to perform upon the terms contained herein, we confirm that the offer contained in this Agreement is open for acceptance by the Optionor only until 5:00 p.m. (Vancouver, British Columbia, time) on January 27, 2007, failing the Optionor's acceptance of which our offer and the contents of this Agreement will be deemed null and void and of no further force and effect whatsoever. In the interim, and while we await the Optionor's response, we remain,

        Yours very truly,

        GONDWANA ENERGY, LTD.
        Per:

        /s/ Daniel Hunter
        Daniel Hunter, Authorized Signatory for the Optionee

        The within offer and terms of this Agreement are hereby accepted by the Optionor effective on this 23rd day of January, 2007:

        AB APOFAS OY
        Per:

        /s/ Peter Lofberg
        Peter Lofberg, Authorized Signatory for the Optionee